Exhibit 23.7

Consent of Independent Auditors

The Board of Directors
Kennedy-Wilson Holdings, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-164928 on Form S-8 and registration statements No. 333-164926, 333-174742, 333-175002 and 333-175559 on Form S-3 of Kennedy-Wilson Holdings, Inc. of our report dated March 13, 2012, with respect to the combined balance sheet of KWI America Multifamily, LLC and subsidiaries and KW SV Investment West Coast, LLC as of December 31, 2011, and the related combined statements of operations, members' equity and cash flows for the year then ended, which report appears in the December 31, 2011 annual report on Form 10-K of Kennedy-Wilson Holdings, Inc.

/s/ KPMG LLP

Los Angeles, California
March 13, 2012